Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Announces Third Quarter 2016 Financial Results

Reports Record Revenue and Positive Industry Momentum

HAYWARD, Calif., October 26, 2016 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the third quarter ended September 23, 2016.

“Strong momentum led to record revenues and significant improvement on the bottom line this quarter,” said Jim Scholhamer, President and CEO. “As a result of our strategic focus on the semiconductor capital equipment market, we are expanding our capabilities to cost-effectively meet customers’ dynamic needs. As the market continues its upward trajectory, our solid customer relationships and growing market position are enabling us to outpace the broader industry.”

GAAP Financial Results

Total revenue for the third quarter of 2016 was $146.2 million, an increase of 12.6% compared to the second quarter of 2016 and 19.0% compared to the same period a year ago. Semiconductor revenue increased 10.6% compared to the second quarter of 2016 and 14.6% compared to the same period a year ago. Total revenue from outside the U.S. rose 24.1% sequentially and 66.1% compared to the same period a year ago.

Gross margin for the third quarter of 2016 was 16.1%, compared to 14.7% for the prior quarter and 15.4% for the same period a year ago.

Net income for the third quarter was $2.6 million, or $0.08 per share (basic and diluted), compared to net income of $0.7 million, or $0.02 per share (basic and diluted) in the previous quarter, and net income of $1.7 million, or $0.05 per share (basic and diluted) for the same period a year ago.

Net cash for the third quarter 2016 increased $3.9 million compared to the second quarter of 2016. Cash and cash equivalents were $47.3 million, an increase of $3.2 million compared to the second quarter of 2016. Outstanding debt was $69.2 million, a decrease of $0.7 million compared to the second quarter of 2016.

Non-GAAP Financial Results

Non-GAAP net income for the third quarter of 2016 was $5.7 million and non-GAAP net income per diluted share was $0.17. Non-GAAP net income and non-GAAP net income per diluted share exclude: (i) pre-tax charges of $1.4 million for intangible assets amortization costs, $0.9 million of costs related to our executive transition, offset partially by the reversal of a previously accrued expense of $0.1 million related to the closure of one of the Company’s U.S. facilities and by the corresponding increase in tax expense from these items of approximately $0.6 million, and (ii) $1.4 million of income tax expense related to income tax valuation allowances. This compares to non-GAAP net income and non-GAAP net income per diluted share of $3.2 million and $0.10, respectively, and non-GAAP net income of $3.1 million and non-GAAP net income per diluted share of $0.10 for the third quarter of 2015.

The Company has provided a reconciliation of GAAP to non-GAAP financial measures in the financial statement tables included in this press release.

Fourth Quarter 2016 Outlook

The Company expects revenue to be between $146 million to $151 million and GAAP diluted net income per share to be between $0.12 to $0.15. The Company expects non-GAAP net income per diluted share to be in the range of $0.17 to $0.20.

Conference Call

UCT will conduct a conference call today, Wednesday, October 26, 2016, beginning at 1:45 p.m. PDT.

The call-in number is (877) 870-4263 (domestic) and (412) 317-0790 (international). A replay of the conference will be available for seven days following the call at (877) 344-7529 (domestic) and (412) 317-0088 (international). The confirmation number for live broadcast and replay is 10094208 (all callers).

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean’s customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Use of Non-GAAP Measures

Management uses non-GAAP net income and net income per diluted share to evaluate the Company's operating and financial results. We believe the presentation of non-GAAP results is useful to investors for analyzing our core business and business trends and comparing performance to prior periods, along with enhancing investors' ability to view the Company's results from management's perspective. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP. Tables presenting reconciliations of non-GAAP results to U.S. GAAP results are included at the end of this press release. A reconciliation of our guidance for non-GAAP net income per diluted share for the fourth quarter of fiscal 2016 is not available due to fluctuations in the geographic mix of our earnings from quarter to quarter, which impacts our tax rate and cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and we are unable to determine the probable significance of the unavailable information.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “outlook”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts," and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations about the semiconductor capital equipment market and with respect to our fourth quarter 2016 outlook. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors”, "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 25, 2015 as filed with the Securities and Exchange Commission and subsequently filed quarterly reports on Form 10-Q. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:

Sheri Brumm

UCT Senior VP Finance, CFO

510-576-4705

Annie Leschin

Investor Relations

415-775-1788

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share data)

	Three months ended		Nine months ended
	September 23,	September 25,	September 23,	September 25,
	2016	2015	2016	2015

Sales	$146,154	$122,816	$388,214	$365,683
Cost of goods sold	122,663	103,868	331,132	307,994
Gross profit	23,491	18,948	57,082	57,689

Operating expenses:
Research and development	2,447	2,352	7,082	7,319
Sales and marketing	2,819	2,844	8,537	8,494
General and administrative	11,525	10,673	31,742	32,721
Total operating expenses	16,791	15,869	47,361	48,534
Income from operations	6,700	3,079	9,721	9,155
Interest and other income (expense), net	(1,336)	(756)	(3,263)	(2,071)
Income before provision for income taxes	5,364	2,323	6,458	7,084
Income tax provision	2,750	647	6,360	2,028
Net income	$2,614	$1,676	$98	$5,056

Net income per share:
Basic	$0.08	$0.05	$—	$0.16
Diluted	$0.08	$0.05	$—	$0.16
Shares used in computing net income per share:
Basic	32,759	31,993	32,544	31,359
Diluted	33,100	32,155	32,887	31,653

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	September 23,	December 25,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$47,270	$50,103
Accounts receivable, net of allowance	65,805	59,148
Inventory	89,015	72,716
Other current assets	6,941	8,172
Total current assets	209,031	190,139

Equipment and leasehold improvements, net	18,809	17,267
Goodwill	85,248	85,248
Purchased intangibles, net	38,464	42,782
Other non-current assets	743	717
Total assets	$352,295	$336,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$15,196	$12,744
Accounts payable	51,954	39,660
Other current liabilities	17,873	12,307
Total current liabilities	85,023	64,711

Bank borrowings, net of current portion	54,023	62,795
Other long-term liabilities	8,344	7,704
Total liabilities	147,390	135,210

Stockholders’ equity:
Common stock	176,744	172,975
Retained earnings	28,084	27,986
Accumulated other comprehensive income (loss)	77	(18)
Total stockholders’ equity	204,905	200,943
Total liabilities and stockholders’ equity	$352,295	$336,153

ULTRA CLEAN HOLDINGS, INC.
UNAUDITED RECONCILATION OF GAAP TO NON-GAAP ADJUSTED RESULTS

	Three Months Ended				Nine Months Ended
	September 23,	June 24,	March 26,	September 25,	September 23,	September 25,
	2016	2016	2016	2015	2016	2015

Reconciliation of GAAP Net Income to Non-GAAP Net Income (in thousands)
Reported net income on a GAAP basis	$ 2,614	$ 723	$ (3,239)	$ 1,676	$ 98	$ 5,056
Amortization of intangible assets (1)	1,438	1,440	1,440	1,550	4,318	4,044
Executive transition costs (2)	925	-	-	-	925	2,400
Restructuring charges (3)	(105)	70	177	-	142	-
Acquisition costs (4)	-	-	-	460	-	602
Income tax effect of non-GAAP adjustments (5)	(574)	(406)	(385)	(563)	(1,365)	(2,017)
Income tax effect of valuation allowance (6)	1,391	1,384	1,876	-	4,712	-
Non-GAAP net income	$ 5,689	$ 3,211	$ (131)	$ 3,123	$ 8,830	$ 10,085

Reconciliation of GAAP Income from operations to Non-GAAP Income from operations (in thousands)
Reported income from operations on a GAAP basis	$ 6,700	$ 3,719	$ (698)	$ 3,079	$ 9,721	$ 9,155
Amortization of intangible assets (1)	1,438	1,440	1,440	1,550	4,318	4,044
Executive transition costs (2)	925	-	-	-	925	2,400
Restructuring charges (3)	(105)	70	177	-	142	-
Acquisition costs (4)	-	-	-	460	-	602
Non-GAAP income from operations	$ 8,958	$ 5,229	$ 919	$ 5,089	$ 15,106	$ 16,201

Reconciliation of GAAP Operating margin to Non-GAAP Operating margin
Reported operating margin on a GAAP basis	4.6%	2.9%	(0.6%)	2.5%	2.5%	2.6%
Amortization of intangible assets (1)	1.0%	1.1%	1.3%	1.3%	1.1%	1.1%
Executive transition costs (2)	0.6%	-	-	-	0.2%	0.7%
Restructuring charges (3)	(0.1%)	0.0%	0.2%	-	0.0%	-
Acquisition costs (4)	-	-	-	0.3%	-	0.2%
Non-GAAP operating margin	6.1%	4.0%	0.9%	4.1%	3.8%	4.6%

1	Amortization of intangible assets related to the Company's acquisitions of AIT, Marchi and Miconex
2	Represents expense for termination benefits paid to former executives of the Company
3	Adjustment to previous restructuring reserve related to the abandonment of one of the Company's facilities
4	Costs incurred related to the acquisitions of Marchi and Miconex
5	Tax effect of amortization of intangible assets, executive transition costs, restructuring charges and acquisition costs based on the non-gaap tax rate shown below
6	The Company's GAAP tax expense is substantially higher than the Company's non-GAAP tax expense, primarily due to losses in the U.S. with full federal and state valuation allowances. The Company's non-GAAP tax rate and resulting non-GAAP tax expense considers the tax implications as if there was no federal or state valuation allowance position in effect.

	Three Months Ended				Nine Months Ended
	September 23,	June 24,	March 25,	September 25,	September 23,	September 25,
	2016	2016	2016	2015	2016	2015

Reconciliation of GAAP Earnings Per Diluted Share to Non-GAAP Earnings Per Diluted Share
Reported net income on a GAAP basis	$ 0.08	$ 0.02	$ (0.10)	$ 0.05	$ 0.00	$ 0.16
Amortization of intangible assets	0.04	0.05	0.04	0.05	0.13	0.13
Executive transition costs	0.03	-	-	-	0.03	0.07
Restructuring charges	0.00	0.00	0.01	-	0.00	-
Acquisition costs	-	-	-	0.01	-	0.02
Income tax effect of non-GAAP adjustments	(0.02)	(0.01)	(0.01)	(0.01)	(0.04)	(0.06)
Income tax effect of valuation allowance	0.04	0.04	0.06	-	0.14	-
Non-GAAP net income	$ 0.17	$ 0.10	$ (0.00)	$ 0.10	$ 0.26	$ 0.32
Weighted average number of diluted shares (thousands)	33,100	32,792	32,309	32,155	32,887	31,653

ULTRA CLEAN HOLDINGS, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP EFFECTIVE INCOME TAX RATE

	Three Months Ended			Nine Months Ended
	September 23,	June 24,	March 25,	September 23,
	2016	2016	2016	2016
(in thousands, except percentages)
Provision for income taxes on a GAAP basis	$ 2,750	$ 2,160	$ 1,450	$ 6,360
Income tax effect of non-GAAP adjustments (1)	574	406	385	1,365
Income tax effect of valuation allowance (2)	(1,391)	(1,384)	(1,876)	(4,712)
Non-GAAP provision for income taxes	$ 1,933	$ 1,182	$ (41)	$ 3,013

Income before income taxes on a GAAP basis	$ 5,364	$ 2,883	$ (1,789)	$ 6,458
Amortization of intangible assets	1,438	1,440	1,440	4,318
Executive transition costs	925	-	-	925
Restructuring charges	(105)	70	177	142
Non-GAAP income before income taxes	$ 7,622	$ 4,393	$ (172)	$ 11,843

Effective income tax rate on a GAAP basis	51.3%	74.9%	(81.1%)	98.5%
Non-GAAP effective income tax rate	25.4%	26.9%	23.8%	25.4%

1	Tax effect of amortization of intangible assets, executive transition costs, restructuring charges and acquisition costs based on the non-gaap tax rate
2	The Company's GAAP tax expense is substantially higher than the Company's non-GAAP tax expense, primarily due to losses in the U.S. with full federal and state valuation allowances. The Company's non-GAAP tax rate and resulting non-GAAP tax expense considers the tax implications as if there was no federal or state valuation allowance position in effect.